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EXHIBIT 23.4

Consent of Deloitte & Touche LLP

We consent to the incorporation by reference in this Amendment No. 1 to the Registration Statement No. 333-102111 of General Electric Company on Form S-4 of our report dated March 1, 2002, appearing and incorporated by reference in the Annual Report on Form 10-K of Osmonics for the year ended December 31, 2001 and of our report dated March 1, 2002 relating to the financial statement schedule appearing in the Annual Report on Form 10-K/A No. 2.

We also consent to the references to us under the headings "Selected Historical Financial Data of Osmonics" and "Experts" in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

Minneapolis, Minnesota
January 22, 2003

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  EXHIBIT 23.4